Exhibit 16.2

December 19, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by the Informa Tech Digital Businesses of Informa PLC (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of TechTarget, Inc. dated December 18, 2024. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

Attachment

PricewaterhouseCoopers LLP (London, United Kingdom) (“PwC UK”) was engaged by Informa on April 4, 2024 as the independent registered public accounting firm of Informa Tech Digital Businesses of Informa PLC (the “Predecessor”) to audit the combined financial statements of the Predecessor as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023.

As part of the engagement acceptance process, PwC UK completed an independence assessment to evaluate the services and relationships with the Predecessor and its affiliates that may bear on PwC UK’s independence under the SEC and PCAOB independence rules for the audit period commencing January 1, 2021. As described below, certain business relationships were found to exist within the audit period which are not in accordance with the auditor independence standards of Regulation S-X and the PCAOB:

•

From January 1, 2021 through February 6, 2024, a business relationship existed between PricewaterhouseCoopers LLP (Boston, Massachusetts) (“PwC US”) and a wholly owned subsidiary of Informa whereby the subsidiary gathered data and performed initial analyses of data for PwC’s Entertainment & Media Outlook publication and provided helpdesk support to external subscribers of that publication.

•

From January 1, 2021 through November 2023, a business relationship existed between PwC UK and a wholly owned subsidiary of Informa whereby PwC UK previously co-sponsored, with other organizations, a financial reporting conference organized by the subsidiary, and whereby PwC UK worked with the subsidiary to determine the agenda and provided speakers free of charge.

Both of these business relationships were terminated prior to the commencement of PwC UK’s professional engagement period for the audits of the combined financial statements of the Predecessor and were permissible under the International Ethics Standards Board for Accountants Code of Ethics and FRC Ethical Standard, which are the local independence rules in the UK.

PwC UK provided an overview of the facts and circumstances surrounding the business relationships to the audit committee (“Informa Audit Committee”) and management team of Informa, including the entities involved, the nature of the business relationships, the period over which relationships existed, and an approximation of the fees earned related to the business relationships and other relevant factors.

The relationships were not significant to any party, did not place PwC UK in a position of auditing its own work, did not result in PwC UK acting as management or an employee of the Predecessor and did not place PwC UK in a position of being an advocate for the Predecessor.

Considering the facts presented, the audit committee of the Company, the Informa Audit Committee and PwC UK concluded (i) that the business relationships did not and would not impair PwC UK’s application of objective and impartial judgment on any matter encompassed within PwC UK’s audit of the financial statements described above, and (ii) that no reasonable investor would conclude otherwise.

On December 18, 2024, as part of the Audit Committee’s decision to change New TechTarget’s independent registered public accounting firm (as discussed further below), it dismissed PwC UK.

The reports of PwC UK on the financial statements of the Predecessor for the fiscal years ended December 31, 2023 and 2022 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the Predecessor’s fiscal years ended December 31, 2023 and 2022 and the subsequent interim period through December 18, 2024, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K) between the Predecessor and PwC UK on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC UK, would have caused it to make reference to the subject matter of the disagreements in its reports on the Predecessor’s financial statements for such years.

During the Predecessor’s two most recent fiscal years and the subsequent interim period from January 1, 2024 through December 18, 2024, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except for the material weaknesses in the Predecessor’s internal control over financial reporting which related to: (i) the Predecessor’s lack of formal documented policies and procedures and inadequate design and performance of controls over financial reporting, including documented evidence and level of precision in the execution of controls across significant business processes; (ii) ineffective IT general control environment including lack of segregation of duties, supporting the financial reporting systems that do not utilize the Predecessors’ main enterprise resource planning systems of SAP and Oracle; and (iii) the lack of sufficient resources with the appropriate level of technical U.S. GAAP accounting knowledge, experience and training to ensure proper accounting for complex, non-routine transactions required for accurate and timely financial reporting, identified during the preparation of the Predecessor’s financial statements. This reportable event was discussed among the Informa Audit Committee and PwC UK. PwC UK has been authorized by Informa to respond fully to the inquiries of the successor independent registered public accounting firm of New TechTarget concerning this reportable event.